Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.29

DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of the latest dated signature on the signature page hereto (the “Effective Date”), and is by and between Watson Laboratories, Inc., a Nevada corporation (“Actavis”), on the one hand, and Merrimack Pharmaceuticals, Inc., a Delaware corporation (“Merrimack”), on the other hand. Actavis and Merrimack shall each sometimes be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Actavis is engaged in the development, manufacture, promotion, sale and distribution of pharmaceutical products throughout the world;

WHEREAS, Merrimack is engaged in the research, development and manufacture of pharmaceutical products; and

WHEREAS, the Parties wish to collaborate on the use of the bulk Doxorubicin Hydrochloride (HCl) liposome injection product that Merrimack has developed to develop finished dosage form(s) of Doxorubicin HCl liposome injection that Actavis would register and commercialize.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings.

“Actavis Services” means those services set forth in the Development Plan to be performed exclusively by Actavis.

“Additional Costs” means the FTE Costs and Out-of-Pocket Expenses incurred by Merrimack in performing additional development related work requested by Actavis, in writing, that is not reflected in the Responsibility Matrix as being a Merrimack responsibility (i.e., those reflected as a Merrimack responsibility with an “X”), including but not limited to any FTE Costs and Out-of-Pocket Expenses relating to the Delegated Activities. Prior to undertaking any such additional activities for which such FTE Costs and Out-of-Pocket Expenses will exceed [**] U.S. Dollars ($[**]), Merrimack shall provide Actavis with a non-binding estimate of the FTE Costs and Out-of-Pocket Expenses it anticipates will be incurred in performing such activities.

“Additional Development Program” means a development program generally described in Section 2.3; as such program may be agreed to by the Parties, in writing, pursuant to Section 2.3.

“Additional Products” means the additional products to be developed by Merrimack pursuant to the provisions of Section 2.3.

“Affiliate” of a Party means (i) any Person (as defined below) which directly or indirectly owns, is owned by, or is under common ownership with such Party to the extent of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to elect the directors of such entity and (ii) any Person actually controlled by, controlling or under common control with such Party. Notwithstanding the foregoing, for purposes of this Agreement, a Wholesaler Affiliate shall not constitute an Affiliate of Actavis.

“ANDA” means an Abbreviated New Drug Application filed with the FDA and/or a comparable application for marketing approval filed with any other Regulatory Authority with respect to the Product.

“API” means the active pharmaceutical ingredient(s) in Bulk Product.

“Applicable Laws” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing or sale of a Product or the performance of either Party’s obligations under this Agreement including laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of Product, to the extent applicable and relevant, and including all current Good Manufacturing Practices or guidelines promulgated by the FDA or other competent authorities and including trade association guidelines, where applicable, as well as U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

“Bulk Product” means, with respect to the initial Product, the bulk form of Doxorubicin HCl liposome injection product developed by Merrimack, manufactured and packed to meet certain specifications that have been agreed upon by the Parties, for further processing into Finished Product that can be sold in the Territory, and, with respect to each Additional Product, such bulk drug product developed by Merrimack for processing into the finished form of the applicable Additional Product.

“Calendar Quarter” means each consecutive three (3) month period beginning on January 1, April 1, July 1 or October 1 of any given year.

“CMO” means the contract manufacturer engaged by Actavis, with the prior consent of Merrimack, which shall not be unreasonably withheld, to manufacture the Finished Product or any Additional Product in the event Actavis determines that neither it nor any of its Affiliates should manufacture such Finished Product or Additional Product.

“Commercially Reasonable Efforts” means, with respect to a Party, such efforts and resources which are no less than those efforts and resources typically used by such Party in connection with its own products having comparable commercial potential, taking into consideration such product’s stage of development and life cycle, medical/scientific viability, technical and regulatory profile, intellectual property protection, competitiveness in the marketplace, profitability and other relevant factors, and, in any case, which are no less than reasonable efforts.

“Commercial Supply” has the meaning set forth in Section 4.1.

“Commercial Supply Price” means the standard cost for the manufacture and bulk packaging of the Bulk Product, as determined and adjusted pursuant to the provisions of Section 4.2.

“Competing Product” means any pharmaceutical product that is bioequivalent to and substitutable for the Finished Product or any Additional Product.

“Competitive Infringement” has the meaning set forth in Section 7.3.

“Confidential Information” means, with respect to a Party, all information of any kind whatsoever (including without limitation data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public intellectual property rights, as hereinafter defined), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such Party to the other Party regardless of whether same is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other Party. All information shall be deemed confidential unless agreed otherwise. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which the other Party can establish by written documentation or similar evidence (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the other Party, (b) to have become publicly known, without breach of this Agreement or violation of Applicable Laws on the part of the other Party, subsequent to disclosure of such information by the disclosing Party to the other Party, (c) to have been received by the other Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other Party under no obligation of confidentiality prior to disclosure of such information by the disclosing Party to the other Party, or (e) to have been independently developed by employees or agents of the other Party without the use of or reliance upon such information disclosed by the disclosing Party to the other Party.

“Cost of Goods” means, as to Product, the direct and identifiable internal and external costs of manufacturing, packaging and shipping such Product, consisting of the following: (i) with regard to a Party’s or its Affiliates’ internal costs and charges, Cost of Goods shall include the direct costs and charges, including API and other materials, manufacturing plant overhead charges reasonably allocable to the Product, quality oversight (including stability and annual product reviews) and (starting in the first year of the commercialization of the Finished Product) GDUFA or similar manufacturing facility fees, in each case related to such manufacture, packaging and shipment, and shall exclude (A) costs and charges related to or occasioned by unused manufacturing capacity; (B) the manufacture of other products at such Party’s facilities; (C) amortization of property, plant or equipment not specifically related to manufacturing of Product; and (D) any allocation of general corporate overhead; and (ii) with regard to a Party’s or its Affiliates’ external costs and charges, Cost of Goods shall include the commercially reasonable invoiced costs and charges of suppliers of goods and services directly related to the manufacture, packaging and shipment of Product, quality oversight (including stability and annual product reviews) and (starting in the first year of the commercialization of the Finished Product) GDUFA or similar manufacturing facility fees, as well as the costs of API and other materials directly sourced by a Party, in each case related to such manufacture, packaging and shipment. A Party’s Cost of Goods shall be determined on an accrual basis in accordance with U.S. generally accepted accounting principles, applied on a basis consistent with such Party’s annual audited financial statements. For the avoidance of doubt, shipping costs included in the Cost of Goods definition include costs relating to the shipment of the API, the Bulk Product and the Finished Product to their intended destinations, but do not include the cost of shipping the Finished Product from the Actavis distribution center to the intended customers. Those costs are included in the Sales Allowance.

“Delegated Activities” means any activities that Merrimack agrees to perform at the request of Actavis either directly or through a Third Party reasonably acceptable to Actavis, including without limitation any stability studies on the Finished Product and any fill/finish activities; provided, however, that Delegated Activities shall not include any activities that are performed by Merrimack in an “Assist” capacity as reflected in the Responsibility Matrix.

“Development Activities” means those activities set forth in the Development Plan to be performed by the Party identified in the Development Plan.

“Development Plan” means the plan attached hereto as Exhibit A, including the Responsibility Matrix attached thereto, as modified by the Parties from time to time upon mutual agreement, in writing.

“Development Technology” shall mean all proprietary rights developed or acquired by Merrimack or Actavis which directly relate to the design, development, manufacture or analysis of the Finished Product, including but not limited to:

(i) patent applications, any corresponding foreign patent applications that may claim priority date of the patent applications referred to above or that relate to substantially the same subject matter of the patents referred to above, and patents that may have been granted on any of the above, including reissue patents, reexamined patents and patent extensions based on those applications;

(ii) trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, including without limitation all chemical, biochemical and scientific research information;

(iii) copyrightable works, copyrights and applications, registrations and renewals in connection therewith; and

(iv) copies or tangible embodiments of any one or more of the foregoing.

Notwithstanding the foregoing, Development Technology shall exclude all proprietary rights developed or acquired by Merrimack which directly relate to the design, development, manufacture or analysis of Bulk Product.

“FDA” means the United States Food and Drug Administration or successor agency thereto.

“Finished Product” shall mean the finished dosage form of Doxorubicin HCl liposome injection, which uses the Bulk Product and incorporates the Licensed Technology.

“Force Majeure” has the meaning set forth in Section 12.5.

“FTE” means the equivalent of a full-time Merrimack employee’s annual work time dedicated to performing the activities specified in this Agreement, pro-rated based upon a total of [**] hours per year of work.

“FTE Cost” shall mean, for any period and FTEs within a specified category of FTEs, the product of the number of FTEs in such category dedicated to the activities specified in this Agreement and the FTE Rate applicable to such category.

“FTE Rate” shall mean, as to a category of FTE, the rate (in U.S. Dollars) per FTE specified in Exhibit B. Effective on January 1, 2015 and on January 1 of each subsequent calendar year, the FTE rates set forth on Exhibit B shall be increased for the calendar year then commencing by the percentage increase in the Consumer Price Index (“CPI”) over the then most recently completed calendar year. As used in this definition, Consumer Price Index or CPI means the Consumer Price Index—Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

“Know-How” means any information that is confidential and proprietary, including ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, devices, equipment, process conditions, algorithms, notation systems, works of authorship, computer programs, technology, formulas, techniques, methods, procedures, protocols, data, documentation, reports, specifications, formulations, copyrights, conclusions, skill, experience, test data and results (including pharmacological, toxicological, manufacturing, and clinical test data and results), analytical and quality control data, results or descriptions, in each case whether patentable or otherwise.

“Licensed Technology” means all tangible or intangible Know-How, trade secrets, inventions (whether or not patentable), data, documentation, formulae, techniques, designs, processes, physical, chemical or biological materials, and other information and data, that relates to the Bulk Product, that (a) is owned, controlled or used by Merrimack and (b) is related to or used in connection with the Development Activities. For the avoidance of doubt, Merrimack shall maintain all rights in and to the Licensed Technology and any improvements to the Licensed Technology.

“Medis” means Medis Pharma ehf, and other Actavis Affiliates whose primary business is the out-licensing of pharmaceutical products.

“Milestone Payments” has the meaning set forth in Exhibit C.

“Net Profit” means the Net Sales of the Product less (i) the Cost of Goods for such Product, (ii) the applicable Sales Allowance, and (iii) any Other Costs incurred by Actavis in connection with the sale of the Product. Net Profit shall also include amounts specified for inclusion in Net Profit pursuant to Sections 7.1 and 7.3(a). For the avoidance of doubt, the costs deducted in clauses (i), (ii) and (iii) above shall not be double-counted (e.g., the same costs of Unsaleable Product shall not be deducted both as Cost of Goods and as Other Costs).

“Net Sales” means the gross amount invoiced by Actavis or its Affiliates or sublicensees, on all sales of Product (excluding any sales among Actavis and its Affiliates), less the following items (whether or not separately stated on such invoice):

(i) any and all promotional allowances, rebates, government mandated rebates (i.e., Medicaid, etc.), charge backs, quantity and cash discounts, and other usual and customary discounts to customers,

(ii) amounts repaid or credited by reason of rejections, returns or recalls of goods,

(iii) retroactive price reductions and shelf stock adjustments,

(iv) any sales, excise, turnover, inventory, value-added, and similar taxes and duties assessed on applicable sales,

(v) allowances for doubtful accounts accrued in the ordinary course of business, with appropriate period-to-period adjustments to such allowances based on amounts that are ultimately collected, and

(vi) transportation charges (including insurance costs) and handling charges.

Components of Net Sales shall be determined using the accrual method of accounting in accordance with U.S. generally accepted accounting principles.

In the event Actavis or any of its Affiliates or sublicensees transfers Product for consideration, in whole or in part, other than cash, the gross sales price for such Product shall be deemed to be the standard invoice price then being invoiced by Actavis in arm’s length transactions with similar customers. In no event shall a sale be deemed to occur in the case of transfers of professional samples, product donations, or other samples or clinical research supplies or similar transfers.

Notwithstanding the foregoing, for any sales by Actavis, its Affiliates or its sublicensees to a Wholesaler Affiliate, Net Sales shall be deemed to be the average selling price by Actavis to arm’s length Third Parties for Product during the fiscal quarter in which the sale to the Wholesaler Affiliate took place.

Actavis shall not, as a general business practice, “bundle” or otherwise sell the Product together with any other product. However, if Actavis reasonably determines that a form of bundling is necessary for the maintenance of a customer (and, consequently, is necessary to generate Net Sales from such customer) or will result in an increase in Net Sales of Product in the Territory (after giving effect to this paragraph), the reduction in price or deduction therefrom will be allocated as actually credited unless the Product receives a higher than pro rata share of any reduction or deduction that the bundled set of products receives. In such case, the reduction or deduction therefrom shall be allocated to the Product on a no greater than a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the number of units) of the Product relative to the sales value contributed by the other products in the bundle with respect to such sale.

“On Time Delivery” means the Product is delivered no more than [**] days earlier and no later than the agreed upon delivery date for the purchase order.

“Other Costs” means settlements and damage awards payable to Third Parties, recall costs, the cost of Unsaleable Product, costs incurred in connection with Third Party patent infringement claims, product liability claims and amounts payable to customers as a result of Actavis’ inability to timely supply Product, in each case with respect to the sale of Products by Actavis, its Affiliates or sublicensees, excluding (i) amounts that are payable or reimbursable by a Party pursuant to this Agreement, (ii) amounts that are payable or reimbursable by a Third Party, such as a CMO or an insurance carrier, and (iii) amounts payable to customers that are primarily attributable to Actavis’ failure to manufacture, package, ship and timely supply the Finished Product for reasons unrelated to (A) the unavailability of Bulk Product, (B) manufacturing, packaging or shipping problems outside the reasonable control of Actavis, or (C) Force Majeure.

“Other Product” means other products that Merrimack currently is developing and manufacturing or may in the future develop and manufacture, and may in the future commercialize, that are not Competing Products, but may contain a Product as a component. Unless otherwise agreed by the Parties, in writing, these non-Competing Products shall not constitute Products, Bulk Product, Finished Product or Additional Products under this Agreement, and nothing in this Agreement shall limit or restrict Merrimack in its development, manufacture and commercialization of these products.

“Out-of-Pocket Expenses” means any fees, costs or other expenses paid by a Party, as applicable, to Third Parties.

“Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or other entity.

“Product(s)” means the Bulk Product, the Finished Product and/or Additional Products, as applicable.

“Quality Agreement” has the meaning set forth in Section 4.6.

“Regulatory Approvals” shall mean any approvals, product, and/or establishment licenses, registrations or authorizations, including without limitation approvals under ANDAs, of any foreign, federal (including the FDA), state or local regulatory agency, department, bureau or other governmental entity, which are necessary for the commercial manufacture, use, storage, importation, transport, promotion, pricing or sale of the Product.

“Regulatory Authority” means the FDA and any other governmental or other authority responsible for issuing a Regulatory Approval in the Territory.

“Regulatory Dossier” means all files regarding the Regulatory Approvals, including but not limited to correspondence, records, applications (including without limitation ANDAs), supplements, annual reports, adverse event reports, clinical studies and pre-clinical studies to the extent related to the Product.

“Responsibility Matrix” means the chart in Exhibit A reflecting each Party’s development responsibilities.

“Sales Allowance” means, for any period, (i) [**] percent ([**]%) of Net Sales in the United States, and (ii) a percentage amount ranging from [**]%) of Net Sales, as determined by the Steering Committee, for the marketing and sale of the Product in each country outside of the United States.

“Steering Committee” has the meaning set forth in Section 2.8.

“Supply Deficiency” has the meaning set forth in Section 4.3.

“Term” has the meaning set forth in Section 10.1.

“Territory” means the entirety of the world.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Unsaleable Product” means (i) Bulk Product that Actavis is unable to convert into saleable Finished Product, (ii) Finished Product that Actavis is unable to sell to its customers, whether as a result of short dating, damage or otherwise, and/or (iii) materials, including packaging or labeling, that Actavis is unable to use in connection with saleable Finished Product, return to the applicable vendor or otherwise use in its business.

“Warranties” has the meaning set forth in Section 4.7.

“Wholesaler Affiliate” shall mean a subsidiary or affiliate of Actavis whose primary business is wholesale distribution of pharmaceutical products (including without limitation Anda, Inc.).

ARTICLE 2

PRODUCT DEVELOPMENT

2.1 Development. The Parties hereby agree to use Commercially Reasonable Efforts to co-develop the Product in accordance with the Development Plan. Without limiting the foregoing, (i) each Party shall be responsible for performing their respective Development Activities, (ii) each Party shall keep the other Party fully informed of the status and progress being made towards completion of their respective activities under the Development Plan, and (iii) each Party shall be entitled to inspect the other Party’s work in progress and any documents relating thereto (including at the other Party’s facilities, during normal business hours and upon reasonable notice). The Parties shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall properly reflect all work done and results achieved in the performance of its obligations under the Development Plan.

2.2 Development Expenses; Milestone Payments. All expenses and costs related to the Development Activities to be performed by Merrimack shall be at Merrimack’s expense. Notwithstanding the foregoing, Actavis shall (i) be solely responsible for all regulatory fees relating to the filing and maintenance of the Regulatory Dossier, (ii) pay or reimburse Merrimack (no more often than [**]) for up to [**] U.S. Dollars ($[**]) of costs incurred in connection with the Development Activities from the Effective Date through the date the [**], (iii) make all applicable Milestone Payments, which shall become payable based upon achievement of the corresponding milestones by Merrimack, Actavis or Affiliates or sublicensees of Actavis (as applicable), to Merrimack, and (iv) pay for all Additional Costs, in each case following presentation by Merrimack of an invoice and reasonable related back-up documentation substantiating the invoiced amount. Billings pursuant to this section shall be payable within [**] days after the date of invoice.

2.3 Additional Development Program.

(a) To further the collaboration between the Parties, Actavis agrees to fund Merrimack’s development of Additional Products that would be owned and commercialized by Actavis. The Parties anticipate that they will agree upon the identity of such Additional Products and the related development objectives within [**] days after the Effective Date.

(b) Subject to the Parties’ reaching agreement on the identity of the Additional Products and related development objectives that will be pursued in accordance with Section 2.3(a), beginning [**] days after the Effective Date, Actavis shall (i) commence making [**] payments of [**] U.S. Dollars ($[**]) each towards the development of the Additional Products, (ii) be responsible for biostudy, clinical and regulatory costs relating to the Additional Products, (iii) make an additional [**] U.S. Dollars ($[**]) milestone payment to Merrimack for each Additional Product that [**], and (iv) on a [**] basis, pay Merrimack [**] percent ([**]%) of the Net Profit derived from the sale of each Additional Product that utilizes the Licensed Technology or otherwise received marketing approval based on development work performed in whole or in part by Merrimack (collectively the “Additional Development Program”). The specifics of the Additional Development Program for each Additional Product shall be documented in either a separate agreement between the Parties or in an amendment to this Agreement. For the avoidance of doubt, only one milestone payment will be made pursuant to clause (iii) above with respect to any Additional Product.

(c) Merrimack shall also have the option of itself funding a portion of the development costs relating to any Additional Product in the Additional Development Program (retroactive to the initiation of the applicable program), in which case the Parties shall negotiate in good faith their respective funding obligations, milestone payments (if any) and their respective share of the Net Profit to be derived from the related product under the Additional Development Program. Merrimack shall exercise this option with respect to each Additional Product no later than [**] and, unless otherwise agreed by the Parties in writing, all such negotiations shall have been concluded, documented and signed prior to [**].

(d) Following the initial two (2) year Additional Development Program period, the Parties may by mutual agreement extend the Additional Development Program for an additional two (2) year period, in which event they will agree on a budget for the Additional Development Program and, if applicable, the Additional Products to be developed, during such extension period.

(e) Without regard as to whether the Additional Development Program period is extended, upon request by Actavis, Merrimack shall continue to provide reasonable technical assistance to Actavis with respect to any Additional Products that were developed during the initial Additional Development Program period that may be reasonably required in order for Actavis to (i) submit the Regulatory Dossier for the Additional Product in the Territory and to respond to questions and comments made by any Regulatory Authority with respect thereto, and (ii) validate the commercial process for the finished Additional Product (which, unless otherwise agreed by the Parties, shall be manufactured using Bulk Product supplied by Merrimack in accordance with the terms of Article 4), whether directly or through a CMO, including making Merrimack personnel (and/or contractors) who are knowledgeable regarding the processes reasonably available to Actavis and/or the CMO. Merrimack’s obligation under the foregoing clause (ii) of this Section 2.3(e) shall continue until the CMO successfully manufactures a commercial batch of each Additional Product in finished form. Actavis shall pay Merrimack’s FTE Costs and Out-of-Pocket Expenses in connection with the performance of its obligations under this Section 2.3(e) and for the Cost of Goods of any Bulk Product supplied by Merrimack.

2.4 Project Management. Each Party shall appoint one or more contact persons at their respective offices to serve as project manager and be the recipient of communications pursuant to this Agreement, and to manage all aspects of the collaboration, including development and regulatory status and timelines, launch preparations, purchase orders, deliveries, and means to reduce costs and increase efficiencies of both parties. If requested by either Party, the Parties will establish appropriately staffed project management teams that will meet at least monthly for these purposes. Merrimack shall be responsible for managing meetings and taking meeting minutes to document the progress of the development project. Actavis shall be responsible for managing meetings and taking meeting minutes to document the progress of matters relating to launch preparations, purchase orders, deliveries, and means to reduce costs and increase efficiencies of both parties. Merrimack’s FTE Costs and Out-of-Pocket Expenses of performing project management for (i) Development Activities shall be reimbursed as and to the extent set forth under Section 2.2(ii), (ii) activities relating to Merrimack’s supply of Bulk Product shall be included in the Commercial Supply Price, and (iii) activities for which Actavis is required to pay Merrimack Additional Costs hereunder shall be included in such Additional Costs.

2.5 Facility Qualification; CMO. Merrimack shall, at its expense, take all actions to qualify (and thereafter to maintain qualification of) the facility at which Merrimack will manufacture the Bulk Product, as required under Applicable Laws, to enable Actavis to file and prosecute Regulatory Filings and obtain and maintain Regulatory Approval for the use of the Bulk Product. Actavis shall take all actions to secure and qualify (and thereafter to maintain qualification of) a facility at which it or a CMO will manufacture the Finished Product, as required under Applicable Laws, so that it may file and prosecute Regulatory Filings and obtain and maintain Regulatory Approval for the Finished Product.

2.6 Competitive Activities. During the Term, without the consent of the other Party, neither Party nor any of its Affiliates shall sell, offer for sale, distribute or otherwise make available (nor contract with a Third Party to do any of the foregoing) the Bulk Product, the Finished Product or any Competing Product with respect thereto to any Third Party. Notwithstanding the foregoing, this Section 2.6 shall not apply to (i) the sale of a Competing Product by either a Wholesaler Affiliate or Medis or (ii) the use or sale of the Bulk Product in connection with an Other Product.

2.7 No Disclosure of Proprietary Third Party Information. Neither Party shall disclose, nor shall either Party be obliged to disclose, to the other Party, any of its inventions, trade secrets, or any inventions, trade secrets or other information of any Third Parties that such Party does not have the right to disclose and that such other Party is not free to use without liability.

2.8 Steering Committee. The Parties shall establish a steering committee which will be responsible for overseeing the Development Plan, including without limitation (i) the monitoring of progress against the Development Plan, (ii) the oversight of any clinical studies to be performed pursuant to the Development Plan, (iii) the review and approval of amendments to the Development Plan, and (iv) regulatory developments relating to any Product (“Steering Committee”). The Steering Committee will be comprised of two (2) representatives from Actavis and two (2) representatives from Merrimack. Each Party will have the right to replace any of its representatives by written notice to the other Party. Neither Party may designate a non-employee to be a representative. The Steering Committee will make decisions by unanimous consent with each Party having one vote. In making decisions, the Steering Committee will consider the interests of both Parties and will act in good faith in the interest of the Development Plan and the Product. In the event the Parties fail to agree upon any matter before the Steering Committee, such matter would be escalated to Actavis’ President of Global Generics (or his designee) and Merrimack’s President, Merrimack Healthcare Solutions (or his designee) for resolution by mutual agreement; provided that, if such matter is an intellectual property matter related to whether the Finished Product or the process by which it is to be made would infringe the rights of a Third Party or a regulatory matter related to the Finished Product or any Additional Product (excluding the Bulk Product contained therein) and such officers are not able to resolve the matter within [**] days after such escalation, Actavis shall have final decision making authority with respect to such matter; provided such determination does not adversely affect Merrimack’s manufacture of the Bulk Product; and provided further that neither the Steering Committee nor such officers shall have the right to amend this Agreement or modify the Parties’ rights and obligations hereunder. The Steering Committee will meet every [**] months, or more or less frequently as reasonably agreed by the Parties. Meetings will occur in person, via teleconference or videoconference, or otherwise, as reasonably agreed by the Parties. An Actavis representative will act as the chairperson of the Steering Committee and will be responsible for taking minutes of each meeting. Such minutes will be circulated to the entire committee within [**] business days after each committee meeting, and comments, if any, will be promptly provided. If the committee members cannot agree on the minutes, the chairperson will have authority to finalize the minutes and the other committee members will have the right to note their specific objections, which will be included in the minutes.

ARTICLE 3

REGULATORY APPROVAL

3.1 Regulatory Dossiers. Actavis shall prepare, at its sole cost and expense, the ANDA and any other Regulatory Dossiers required to be made in connection with obtaining and maintaining Regulatory Approval of the Finished Product and any Additional Product in any country in the Territory. Actavis shall use Commercially Reasonable Efforts to file the ANDA for the Finished Product as soon as reasonably practicable, subject to Merrimack’s timely performance of the Development Activities assigned to it under the Development Plan. Actavis shall use Commercially Reasonable Efforts to obtain Regulatory Approval for each Product in the United States and the European Union. The ANDA and all other Regulatory Approvals for the Finished Product and any Additional Product shall be filed in the name of and be owned exclusively by Actavis or its Affiliates. Actavis shall provide Merrimack and the Steering Committee with periodic updates as to the status of the regulatory submissions which it files.

3.2 Records. Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent filing and prosecution and regulatory purposes and shall properly reflect all work done and results achieved in the performance of the Development Activities (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall include all Regulatory Dossiers, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the research and development activities. During the term of this Agreement, Actavis and its Affiliates shall have the exclusive right to reference any and all data owned by Merrimack or its Affiliates submitted in support of the Regulatory Filings, including any Merrimack Know-How directly related to the Bulk Product for use in Finished Product or any Additional Product, without limiting Merrimack’s rights to use and reference and to grant Third Parties access and rights of reference thereto for Other Products. Provided the submission is sufficient to satisfy all regulatory requirements, the availability in whole or in part to the closed part of the drug master file for the Bulk Product is to be subject to the reasonable discretion of Merrimack.

3.3 Compliance. Each Party shall provide the other Party with all information necessary for the other Party to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, any Regulatory Authority, which relate to or may impact any Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by such Regulatory Authority.

3.4 GDUFA Fees. Recognizing that GDUFA manufacturing facility fees are payable upon the filing of the ANDA with the FDA, and each year thereafter, the Parties agree to share the cost of the GDUFA manufacturing facility fees, such the Actavis bears [**] percent ([**]%) of such fees and Merrimack bears [**] percent ([**]%) of such fees, until the year in which the

Product is first commercialized. The Party incurring such fees shall invoice the other Party for the other Party’s share of that cost, and the other Party shall pay such invoices within [**] days after its receipt of that invoice.

ARTICLE 4

BULK PRODUCT SUPPLY

4.1 Supply. Merrimack shall manufacture and exclusively supply, without limiting Merrimack’s rights to manufacture and supply for Other Products, Actavis or its Affiliates with all of the quantities of the Bulk Product for use in Finished Product which Actavis requires to be sold in the Territory (“Commercial Supply”). Provided Merrimack is able to supply all of the Bulk Product required by Actavis, and is not otherwise in breach of this Agreement, Actavis shall exclusively purchase from Merrimack all the quantities of the Bulk Product that Actavis may require for use in Finished Product.

4.2 Commercial Supply Price. Merrimack shall sell the Bulk Product to Actavis at the Commercial Supply Price. The estimated Commercial Supply Price is set forth on Exhibit D, but such amount shall be updated prior to the placement of the first purchase order by Actavis and shall from time to time be adjusted in the manner set forth in this Agreement.

(a) The Commercial Supply Price shall initially be calculated as a standard per-unit cost based on Merrimack’s Cost of Goods therefor in the manner set forth on Exhibit D. Merrimack shall provide Actavis with an itemization of such costs.

(b) Approximately [**] days prior to the end of each calendar year, the Parties shall discuss and agree upon the Commercial Supply Price for the Bulk Product, which will be effective as of the first day of the following calendar year. The Commercial Supply Price shall be increased or decreased to reflect any documented increase or decrease in Merrimack’s Cost of Goods to manufacture the Bulk Product during the preceding calendar year; provided, however, if Merrimack’s Cost of Goods to manufacture increases or decreases by at least [**] percent ([**]%) during any calendar year, Merrimack shall provide Actavis with notice and reasonable documentation reflecting such change and shall be permitted to immediately adjust the Commercial Supply Price to reflect such adjustment for all future purchase orders during such year.

(c) Merrimack shall use Commercially Reasonable Efforts to optimize its manufacturing processes so as to decrease its Cost of Goods, including negotiating raw material costs.

(d) Actavis shall have the right to have a public accounting firm of its own selection, except one to whom Merrimack may have reasonable objection, and at its own expense (except as provided below), examine the relevant books and records of account of Merrimack during reasonable business hours upon reasonable prior written notice to Merrimack and not more often than [**], for not more than the [**] previous years, to determine whether the Commercial Supply Price was calculated appropriately hereunder. If an audit finds that Merrimack’s Cost of Goods for Bulk Product supplied to Actavis during a calendar year was less than [**] percent ([**]%) of the estimated Cost of Goods used to determine the Commercial

Supply Price for such calendar year, (i) Merrimack shall promptly refund the amount by which such Cost of Goods was below [**] percent ([**]%) of the applicable Commercial Supply Price, (ii) Merrimack shall pay or reimburse Actavis for the reasonable cost of the audit, and (iii) the Commercial Supply Price for the balance of that year shall become the amount that such audit determined to be Merrimack’s actual Cost of Goods for Bulk Product. The public accounting firm performing the audit shall treat as confidential, and shall not disclose to Actavis any information other than the information set forth in this Section and information which could otherwise be given to Actavis pursuant to any provision of this Agreement.

4.3 Purchase Estimate and Order.

(a) Unless otherwise agreed to by the Parties, at least [**] months prior to Actavis’ anticipated date of commercial launch of the Bulk Product, Actavis shall deliver to Merrimack a rolling forecast of Actavis’ projected launch quantity requirements of Bulk Product for Commercial Supply. Thereafter, Actavis shall deliver to Merrimack a rolling [**] month forecast that shall be updated no less often than [**] or more often than [**].

(b) The first [**] months of this forecast shall be binding and the remaining [**] months shall be non-binding. Merrimack shall use the binding portion of the Actavis forecasts to order the raw materials necessary to fulfill Actavis’ forecasted Bulk Product requirements, taking into account necessary lead times.

(c) At least [**] days prior to the delivery date set forth in any purchase order, Actavis shall provide Merrimack with a firm order for the quantities of the Bulk Product required by Actavis, in full batch sizes. Unless there is a bona fide business reason for doing so, the firm order shall also be in an amount which is not less than the binding portion in the most recent forecast.

(d) If Actavis fails to place purchase orders that will require all of the ordered amounts of raw materials that Merrimack purchased in reliance on the binding portion of Actavis’ forecasts, Actavis shall purchase any excess raw materials (i.e., less any materials Merrimack is able to return to the vendor or use in its business) from Merrimack for the cost of such raw materials. In addition, Actavis shall pay any FTE Costs and Out-of-Pocket Expenses incurred by Merrimack in reliance on the binding portion of Actavis’ forecasts.

(e) If the amount reflected in such purchase order exceeds [**] percent ([**]%) of the quantities of the Bulk Product in the last forecast submitted by Actavis to Merrimack for such period, Merrimack shall not be obligated to, but instead shall use its Commercially Reasonable Efforts to, supply Actavis with such quantities of the Bulk Product which exceeds [**] percent ([**]%) of the forecast quantity. For the avoidance of doubt, Merrimack shall be obligated to supply Actavis with such quantities up to and including [**] percent ([**]%) of the forecasted quantities of Bulk Product for such period in the last forecast submitted to Merrimack.

(f) If Merrimack fails to deliver at least [**] percent ([**]%) of the Bulk Product ordered by Actavis within [**] business days after the delivery date specified in (i) [**] consecutive Actavis orders that were covered by an applicable binding forecast by Actavis or

(ii) [**] orders that were covered by an applicable binding forecast by Actavis during any calendar year (in either case, a “Supply Deficiency”), then, in addition to any other rights hereunder or under applicable law, Actavis may revise any then outstanding orders and estimates for the affected Calendar Quarters without liability.

(g) No terms or conditions contained in any purchase order, acknowledgment, invoice, bill of lading, acceptance or other writing or documents issued by either Party shall be effective and only the terms and conditions contained in this Agreement shall govern with respect to the supply of Bulk Product.

4.4 Payment. An invoice will be issued by Merrimack upon delivery of the Bulk Product to Actavis. Actavis shall pay such invoices within [**] days after receipt of the invoice, subject to actual receipt by Actavis of Bulk Product for which such invoice is issued. Actavis shall have the right to withhold payment for all or any portion of an invoice for which it has a reasonable basis to dispute. All payments shall be made by Actavis to Merrimack in U.S. Dollars by wire transfer to a bank and account designated by Merrimack.

4.5 Delivery. Merrimack shall deliver the Bulk Product EXW (ICC Incoterms 2010) Merrimack’s manufacturing facility. On the same day the Bulk Product is delivered to Actavis or its designee, Merrimack will email or fax to Actavis’ designated representative a signed Certificate of Analysis certifying that each lot or batch in such shipment was tested and meets the specifications for the Bulk Product and otherwise meets each of the warranties set forth in Section 4.9 and Section 9.2 hereof. Test specifications and test results must be included for each test with the Certificate of Analysis.

4.6 Quality. Within [**] months after the Effective Date, the Parties will enter into a quality agreement (the “Quality Agreement”) with respect to the manufacture and supply of the Bulk Product by Merrimack to Actavis hereunder. The terms of the Quality Agreement, as amended from time to time by mutual written agreement of the Parties hereto, shall be incorporated herein by this reference. To the extent any of the terms of the Quality Agreement conflict with the terms of this Agreement, the terms of the Quality Agreement shall control solely as to quality issues related to the Product and its manufacture and the terms of this Agreement shall control as to all other matters. Merrimack shall perform quality and stability testing on the Bulk Product consistent with U.S. industry practices and the Quality Agreement. Merrimack may designate a Third Party to perform such quality and stability testing upon [**] days prior notice, subject to Actavis’ written approval, which approval shall not be unreasonably withheld, delayed or conditioned. Merrimack shall remain responsible for the performance and results of such quality and stability testing notwithstanding the designation of a Third Party to perform such testing. Without limiting the foregoing, Merrimack shall promptly notify Actavis of any adverse reactions or other safety or toxicity problems known to Merrimack regarding the Bulk Product. Actavis shall be responsible for maintaining a worldwide safety database for the Finished Product and for submitting all required safety and adverse event reports to applicable Regulatory Authorities relating to the Finished Product.

4.7 Nonconforming Supply. Actavis shall verify the quantity, appearance and chemical identity of all Bulk Product received by Actavis according to the methods and procedures agreed upon by the Parties within [**] days after receipt of Bulk Product by Actavis or its CMO. Within such [**] day period, Actavis or the CMO shall inform Merrimack in writing of any discrepancies in the description, quantity and/or identity of the Bulk Product received and the information contained in the documents accompanying each shipment of such Bulk Product. If Actavis or the CMO fails to inform Merrimack of any damage to the Bulk Product within the foregoing [**] day period (unless the defect in the Bulk Product is not readily discoverable based on the agreed upon methods and procedures) and Actavis or its CMO cannot prove that such damage occurred prior to delivery to Actavis , then Merrimack shall have no obligation to provide the remedies described below. In the event that any quantity of the Bulk Product supplied by Merrimack to Actavis hereunder does not comply with its specifications or any of the other warranties set forth in Sections 4.9 and 9.2 hereof (collectively, the “Warranties”), Actavis shall have the right, at its election, to (i) receive as soon as possible replacement quantity of the quality specified in such specifications and conforming to such Warranties, subject to returning to Merrimack such nonconforming quantity, (ii) receive a refund from Merrimack of the purchase price paid by Actavis for such nonconforming quantities of Bulk Product, or (iii) receive from Merrimack a credit equal to the purchase price paid by Actavis for such nonconforming quantities of Bulk Product against the purchase price of future orders of Bulk Product; all such remedies shall be at Merrimack’s sole cost and expense (including the cost of API needed for any such replacement quantity). Merrimack, at its cost, should apply Commercially Reasonable Efforts, including overtime to expedite replacement quantities which conform to the Warranties. In the event that any concurrent quality control testing conducted by the Parties disagrees as to the conformance of any Bulk Product to the Warranties, the Parties shall endeavor to settle such matter amicably and constructively between themselves. In the event that the Parties fail to settle such matter, the Parties shall agree to refer such allegedly nonconforming quantity of the Bulk Product to a neutral laboratory as agreed upon between the Parties. The results of the neutral laboratory shall be final and binding upon the Parties solely with respect to the issue as to whether the disputed Bulk Product conforms to the Warranties. All expenses incurred on such analysis will be borne by Actavis unless the results of the neutral laboratory confirm that the disputed Bulk Product does not conform to the Warranties.

4.8 Supply.

(a) Merrimack acknowledges that Actavis requires On Time Delivery for at least [**] percent ([**]%) of its orders; provided that failure to satisfy such requirement shall not constitute a breach of this Agreement, and Merrimack shall not have any liability for any failure to satisfy such requirement.

(b) Merrimack shall promptly notify Actavis if Merrimack determines that the delivery of any order will be delayed.

(c) In the event that there is a Supply Deficiency or both Parties’ representatives on the Steering Committee unanimously agree that it is necessary to establish and qualify another manufacturing facility as a backup source of manufacturing for the Bulk Product, Merrimack shall provide to a mutually agreed Third Party manufacturer, at Actavis’ request, copies of all documentation (including formulations, manufacturing procedures and protocols, quality control procedures, data and other Merrimack Know-How, Development Technology, Licensed Technology, etc.) necessary or useful for the manufacture and release of the Bulk

Product. In connection with the foregoing, Merrimack shall also assist in the transfer to such Third Party manufacturer of all analytical methods, manufacturing procedures and Know-How used by Merrimack hereunder with respect to its manufacture and release of the Bulk Product. Merrimack’s FTE Costs and Out-of-Pocket Expenses of conducting such activities shall be included in Additional Costs; provided, however, if such activities resulted from a Supply Deficiency which did not result from manufacturing, packaging or shipping problems outside the reasonable control of Merrimack or from Force Majeure, Merrimack shall be solely responsible for such FTE Costs and Out-of-Pocket Expenses.

4.9 Supply Warranty. Merrimack warrants that (a) Bulk Product supplied to Actavis hereunder shall conform with all quality requirements (including those set forth in the Quality Agreement) and applicable Product specifications, which specification for the Bulk Product is attached hereto as Exhibit E, and shall not be adulterated or misbranded within the meaning of any Applicable Law, and (b) such Bulk Product shall be manufactured no more than [**] months prior to the applicable delivery date therefor; provided, however, that Merrimack may manufacture the conformance/exhibit batches up to [**] months prior to the delivery date therefor.

4.10 API. If the Steering Committee determines that Actavis should supply Merrimack with the API required for the manufacture of the Bulk Product or any Additional Product, the following additional provisions shall apply:

(a) Delivery; Title. Actavis shall deliver the API to Merrimack’s manufacturing facility no later than [**] days prior to the date Merrimack is scheduled to commence the manufacture of the batch. Title to the API shall at all times belong to and remain with Actavis.

(b) Sole Use. Merrimack agrees that any API received by it from Actavis shall only be used by Merrimack in connection with the manufacture of the Product.

(c) Verification. Actavis shall provide a certificate of analysis for each shipment of API supplied. Merrimack shall verify the quantity, appearance and chemical identity of all API received by Merrimack by using United States Pharmacopeial (“USP”) and European Pharmacopeial (“EP”) monograph testing within [**] days after receipt of API by Merrimack. Within such [**] day period, Merrimack shall inform Actavis in writing of any discrepancies between the USP and EP monograph testing of the API received and the information contained in the documents accompanying each shipment of such API.

(d) Discrepancy. If Merrimack notifies Actavis of a discrepancy in the USP and EP monograph testing of the API within such [**] day period, Actavis shall use Commercially Reasonable Efforts to ship additional API within the time period necessary for Merrimack to manufacture the Product in accordance with the scheduled manufacturing date for the applicable purchase order, but if Actavis is unable to supply such API in such time period, Actavis shall be responsible for any and all costs associated with or resulting from any manufacturing delay, and Merrimack shall not be required to achieve On Time Delivery with respect to such purchase order. If Merrimack informs Actavis of any discrepancies in the USP and EP monograph testing of the API after such [**] day period, then Actavis shall use

Commercially Reasonable Efforts to supply Merrimack with additional API sufficient to manufacture the scheduled Product in accordance with the applicable purchase order, but if Actavis is unable to supply such additional API, Actavis may cancel or postpone the scheduled manufacture without any liability to Merrimack for such delay.

(e) Damage. If Merrimack fails to inform Actavis of any damage to the API within the foregoing [**] day period and Merrimack cannot prove that such damage occurred prior to delivery to Merrimack, then Merrimack shall remedy such failure or damage in the manner specified below.

(f) Other Damage or Loss. Except for any damage or loss resulting from fire (other than one caused by the negligence of Merrimack), flood, tornado, earthquake or other act of God beyond Merrimack’s ability to control or to the extent caused by Actavis’ negligence or willful misconduct or to the extent attributable to ordinary course yield losses during manufacture of Bulk Product, Merrimack shall assume all responsibility and liability for, and shall defend, indemnify and hold Actavis harmless from and against, any loss of or damage to the API that occurs while Merrimack has custody and control over the API. Such responsibility and liability shall commence upon the receipt of the API at Merrimack’s manufacturing facility and end upon the delivery of the Product.

(g) Remedy. If any loss or damage to the API occurs as described above (i) Merrimack shall, at Actavis’ option and expense, return the API to Actavis or dispose of same according to Actavis’ instructions, and (ii) if Merrimack is responsible for any damage or loss described above, shall credit or refund to Actavis the cost of such API and its return or disposal.

(h) API Yield. After Merrimack has supplied at least [**] batches of Product to Actavis for each batch size, the Parties shall mutually agree upon an acceptable yield loss for the API used in the manufacture of the Product at that batch size, on either a per batch or an annual basis. After Merrimack has supplied at least [**] batches of Product, that yield shall be reevaluated and, if appropriate, adjusted by the Parties to reflect long term API yield for the manufacture of the Bulk Product. If Merrimack thereafter exceeds that agreed upon yield loss, a credit shall be given to Actavis towards the purchase of future Product in an amount equal to Actavis’ direct material cost for the lost API beyond the agreed upon yield loss or, if Merrimack is no longer manufacturing that Product, a refund of such amount. Actavis shall document its cost of API supplied to Merrimack in connection with any claim for loss.

4.11 Access to Premises. Upon reasonable prior notice, each Party shall, from time to time during the Term, allow applicable representatives of the other Party to reasonably tour and inspect such Party’s facilities used in the manufacture, storage, packaging, testing, shipping and holding of any Product and shall provide reasonable access to its quality control documentation for purposes of an inspection or audit. Such inspections shall occur during normal business hours and on reasonable prior notice and shall be conducted in a manner that allows the inspected Party to restrict access to any proprietary or otherwise secret areas of its facilities or contents thereof that are not used in the development, manufacture, testing or packaging of a Product; provided that such inspection and audit shall occur no more frequently than [**]. Additionally, each Party may conduct “for cause” inspections or audits in the event of recalls or other events. Government authorities, including without limitation Regulatory Authorities, shall have the right to inspect each Party’s facilities upon their request. Each Party shall promptly notify the other Party, and keep it fully informed of and respond to its requests regarding, the results of any regulatory inspection, comments, responses letters or notices received from the FDA, or other applicable Regulatory Authorities, which relate to or may impact any Product or the manufacture and supply of any Product hereunder. Each Party shall use Commercially Reasonable Efforts to promptly correct any undisputed non-compliance or other deficiencies noted in the above inspections and audits by the other Party or any Regulatory Authority at its sole expense.

ARTICLE 5

COMMERCIALIZATION; PAYMENTS

5.1 Commercialization. After approval of the Regulatory Dossier for a Product by the Regulatory Authority, and Actavis’ receipt of sufficient quantities of Product for commercial launch (as identified in writing by Actavis), Actavis shall use Commercially Reasonable Efforts to market and sell the Product in the Territory; provided, however, that Actavis shall have sole but reasonable discretion as to the manner and extent of such commercialization of such Product (including as to issues concerning labeling, launch dates, terms of sale and pricing and customer contracts). Additionally, Actavis shall have the right in its sole but reasonable discretion to postpone or delay the commercial launch of the Product or interrupt or cease the marketing and sale of a Product in the event litigation is threatened or pending with respect to such Product. Commencing in the year prior to the commercial launch of any Product, and continuing thereafter for the remainder of the Term, Actavis shall provide to Merrimack annual commercialization plans and reports summarizing Actavis’ commercialization activities with respect to the applicable Product over the preceding year, outlining Actavis’ plans for the commercialization of such Product for the ensuing calendar year and reporting on Actavis’ progress in the prior year. Merrimack shall have the right to comment on and ask questions about such plans and reports, and Actavis shall reasonably consider any such comments and reasonably respond to any such queries from Merrimack.

5.2 Consideration. During the Term of this Agreement, subject to Section 2.3(b) hereof, Actavis shall pay Merrimack a percentage of the Net Profit for Product being marketed, in accordance with the following:

(a) [**] percent ([**]%) of Net Profit earned from sales of the Finished Product and either (i) [**] percent ([**]%) or (ii) such other percentage as may be agreed upon by the Parties pursuant to Section 2.3(c), of Net Profit earned from sales of Additional Product that utilizes the Licensed Technology or otherwise received marketing approval based on development work performed in whole or in part by Merrimack.

(b) To the extent the Net Profit is negative in any particular Calendar Quarter or quarters, Actavis shall be entitled to accrue and set off such shortfall against any positive Net Profit in any subsequent Calendar Quarter or quarters; provided that (i) no such set off against Net Profit shall reduce any Calendar Quarter Net Profit payment by more than [**] percent ([**]%) of the amount otherwise payable to Merrimack (and Actavis shall be permitted to carry forward for set off against Net Profits in subsequent Calendar Quarters any such shortfall amount that Actavis was not able to apply during such Calendar Quarter due to the limitation set forth in this proviso), and (ii) Merrimack shall not have any obligation to pay any share of any such shortfall that Actavis is not able to set off pursuant to this Section 5.2(b). Notwithstanding the foregoing proviso or anything to the contrary herein, (x) if the negative Net Profit is the direct result of a Supply Deficiency or a recall resulting from the actions or inaction of Merrimack in breach of Merrimack’s obligations under this Agreement, Actavis shall be permitted to set off against the entire Net Profit amount otherwise payable to Merrimack, and (y) the limitation set forth in (ii) above shall not in any way limit Merrimack’s indemnification or other obligations under this Agreement.

(c) Each payment shall be made within [**] days after the end of each Calendar Quarter and shall be accompanied by a written report setting forth in reasonable detail the quantity of Product sold in each country in the Territory (as measured in saleable units of Product) and Actavis’ calculations of Net Sales and Net Profit for such period. Any adjustments to be made in respect of payments previously made to Merrimack due to rebates, returns and the like, shall be factored into the calculation of subsequent payments.

(d) Within [**] days after the beginning of each month, Actavis shall provide Merrimack with a written non-binding good faith estimate of Net Sales and Net Profit for the Finished Product and each Additional Product for the prior calendar month.

5.3 Records and Audits. Merrimack shall have the right to audit or have a public accounting firm of its own selection, except one to whom Actavis may have reasonable objection, and at its own expense (except as provided below), examine the relevant books and records of account of Actavis during reasonable business hours upon reasonable prior written notice to Actavis and not more often than [**], to confirm the accuracy of the calculation of the payment of consideration for the preceding [**] years. If an audit finds an underpayment by Actavis, Actavis shall promptly pay the full amount of such underpayment and, if the underpayment is more than [**] percent ([**]%) of the consideration due under this Agreement in any calendar year for which such audit is conducted, shall pay or reimburse Merrimack for the reasonable cost of the audit. The public accounting firm performing the audit shall treat as confidential, and shall not disclose to Merrimack any information other than information which could otherwise be given to Merrimack pursuant to any provision of this Agreement.

5.4 Currency of Payments. All payments under this Agreement shall be made in U.S. Dollars by wire transfer to such bank account as Merrimack may designate from time to time. Any payments due hereunder on Net Sales outside of the United States shall be payable in U.S. Dollars at the average of the rate of exchange of the currency of the country in which the Net Sales are made as reported in the New York edition of The Wall Street Journal, for the last [**] business days of the quarter for which the consideration is payable.

5.5 No Tax Withholding. Unless required due to Merrimack’s assignment of this Agreement to an entity outside the United States or Merrimack’s redomiciliation outside of the United States, no payment hereunder shall be subject to withholding of income taxes owed by Merrimack, and Actavis shall not withhold any such amount from any payment to Merrimack hereunder.

ARTICLE 6

RECALLS

6.1 Product Recalls. In the event Actavis is ordered by a Regulatory Authority or reasonably believes it is necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action (a “Recall”) with respect to any of the Product in the Territory, Actavis shall determine how best to proceed and shall be responsible for conducting such Recall. If a Recall is due to Merrimack’s breach of its obligations under this Agreement, including without limitation the Warranties, then Merrimack shall promptly reimburse Actavis for all Out-of-Pocket Expenses incurred by Actavis in connection with such Recall and shall replace the Commercial Supply returned to Actavis as a result of the Recall or destroyed as a result of the Recall in accordance with the timing set forth in Section 4.7 hereof. If the Recall is partially attributable to a breach of each Party’s obligations under this Agreement, the Parties shall share all costs and expenses resulting from the Recall in the same proportion as their respective responsibility for the Recall. In all other cases, Actavis shall bear all costs and expenses resulting from the Recall, subject to its indemnification rights hereunder.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 License. Merrimack hereby, on behalf of itself and its Affiliates, grants to Actavis and its Affiliates an exclusive (even as to Merrimack and its Affiliates), fully paid-up license, under the Licensed Technology, to sublicense, make, have made, use, sell, distribute, import or export or otherwise exploit, anywhere in the Territory, the Product; provided that Merrimack retains the exclusive right, subject to Section 4.1, to manufacture or have manufactured Bulk Product for Finished Product. For the avoidance of doubt, however, subject to Section 2.6, Merrimack retains the right under the Licensed Technology to make, have made, use, sell, distribute, sublicense, import or export or otherwise exploit, anywhere in the Territory, products other than the Product, including by manufacturing Bulk Product that may be incorporated into Other Products. Any amounts received by Actavis and its Affiliates in connection with the sublicensing or transfer of the Licensed Technology or Development Technology shall, after deduction from such revenues of any costs incurred by Actavis and its Affiliates relating to such transaction (including but not limited to costs relating to the registration of duplicate Regulatory Dossiers and the transaction giving rise to the revenues received), be included in Net Profits hereunder.

7.2 Patent Filings. The Parties shall jointly own the Development Technology, and Actavis will, according to the decisions adopted by the Steering Committee, prepare and file any patent applications relating to the Development Technology. Merrimack shall cooperate, as reasonably requested by Actavis, in connection with such preparation, filing, prosecution and maintenance. Merrimack shall, in its sole but reasonable discretion, prepare and file any and all such patent applications relating to, underlying or arising out of the Licensed Technology and shall take any other similar actions to secure, enhance, protect or perfect its intellectual property rights related to the Licensed Technology and shall maintain and prosecute any patent or other intellectual property rights resulting therefrom. Actavis shall, cooperate, as reasonably requested by Merrimack, in connection with such preparation, filing, prosecution and maintenance.

7.3 Infringement By Third Party of Intellectual Property.

(a) In the event of any infringement by a Third Party’s Competing Product (“Competitive Infringement(s)”) of the Development Technology, Actavis shall have the first right to file an action against any such infringing Third Party or seek abatement of the infringement by such Third Party. Merrimack shall reasonably cooperate with Actavis in any such action brought by Actavis, including by being joined as a party, at Actavis’ expense. Upon learning of any such Competitive Infringement, each Party shall promptly inform the other in writing of such infringement and shall supply the other with all evidence that it possesses pertaining to said infringement. Any amount recovered by Actavis in enforcing rights in the Development Technology against such Competitive Infringements shall, after deduction from such recoveries of any out-of-pocket costs of enforcement, be included in Net Profits hereunder. If Actavis elects not to enforce the Development Technology against such a Competitive Infringement within [**] days after learning of such Competitive Infringement, Merrimack shall thereafter have the sole right to enforce the Development Technology against such Competitive Infringement, in which case Actavis shall reasonably cooperate with Merrimack in any such action brought by Merrimack, including by being joined as a party, at Merrimack’s expense. Merrimack shall retain any amount that it recovers from enforcing rights in the Development Technology against such Competitive Infringements.

(b) In the event of any Competitive Infringement of the Licensed Technology, Merrimack shall have the first right to file an action against any such infringing Third Party or seek abatement of the infringement by such Third Party. Actavis shall reasonably cooperate with Merrimack in any such action brought by Merrimack, including by being joined as a party, at Merrimack’s expense. Upon learning of any such Competitive Infringement, each Party shall promptly inform the other in writing of such infringement and shall supply the other with all evidence that it possesses pertaining to said infringement. Any amount recovered by Merrimack in enforcing rights in the Licensed Technology against a Competitive Infringement shall, after deduction from such recoveries of any out-of-pocket costs of enforcement, be equally shared by the Parties; payable to Actavis within [**] days after Merrimack’s receipt thereof. Any other amount recovered by Merrimack in enforcing rights in the Licensed Technology shall be retained by Merrimack. If Merrimack elects not to enforce Licensed Technology that solely and exclusively relates to a Product and does not relate to any Other Product against such a Competitive Infringement within [**] days after learning of such Competitive Infringement, Actavis shall thereafter have the right to enforce such Licensed Technology that solely and exclusively relates to a Product and does not relate to any Other Product against such Competitive Infringement, in which case Merrimack shall reasonably cooperate with Actavis in any such action brought by Actavis, including by being joined as a party, at Actavis’ expense. Actavis shall retain any amounts it recovers from enforcing rights in the Licensed Technology that solely and exclusively relate to a Product and do not relate to any Other Product against such Competitive Infringements.

7.4 Infringement of Third Parties’ Rights; Certain Generic Drug Filings.

(a) In the event of any claim by a Third Party, or if either Party determines, that the manufacture, sale or use of the Bulk Product or Finished Product (as applicable) or filing of an ANDA with respect thereto infringes the intellectual property rights of a Third Party, Actavis shall have the sole right and obligation, so long as rights to such Bulk Product or Finished Product are licensed to Actavis hereunder, to defend and indemnify Merrimack from and against such claim at Actavis’ expense, including any judicial or administrative proceedings relating to such claim. If Merrimack is put on notice of any such claim, Merrimack shall provide prompt notice to Actavis of any such claim. Merrimack agrees to assist and cooperate with Actavis in resolving such claim. The procedures for indemnification under this Section 7.4 shall be the same as those set forth in Section 10.3. Actavis will reimburse Merrimack for all reasonable Out-of-Pocket Expenses incurred by Merrimack in the course of providing requested assistance and cooperation in accordance with this Section 7.4(a).

(b) Without limiting the foregoing, and notwithstanding Section 7.4(a) above, Actavis and its attorneys shall prepare any certifications or notices required to be filed or delivered to the FDA or Third Party in connection with obtaining Regulatory Approval for Product that requires an assessment as to whether the manufacture, use and sale of Product would infringe any valid Third Party patent listed with the FDA, including without limitation such certifications and notices required pursuant to Sections 505(j)(2)(A) and (B) of the U.S. Federal Food, Drug, and Cosmetic Act, as amended. Merrimack agrees to assist and cooperate with Actavis in preparation of such certifications and notices, in accordance with the terms described in Section 7.4(a). Actavis shall have the sole right and authority to determine whether any patent held by a Third Party shall be challenged in connection with the pursuit of any Regulatory Approval and shall have the sole right to control all decisions that relate to or could impact such patent challenge (including without limitation appointment of counsel, strategies related to the prosecution of the Regulatory Approval or any related litigation, defense of any litigation or claim of infringement, settlement (including Product launch date), etc.). Actavis will reimburse Merrimack for all reasonable Out-of-Pocket Expenses incurred by Merrimack in the course of providing its assistance and cooperation in accordance with this Section 7.4(b).

(c) The obligation of Actavis to indemnify Merrimack under this Article 7 is premised and contingent upon Merrimack’s representation and warranty that the Licensed Technology existing as of the Effective Date is lawfully owned by or licensed to Merrimack and has not been misappropriated from any Third Party and that, to the best of Merrimack’s knowledge as of the Effective Date, Merrimack’s manufacture and supply of Bulk Product in accordance with this Agreement will not infringe any Third Party intellectual property rights; provided that Merrimack disclaims all other representations and warranties, whether express or implied, that the Licensed Technology or any Product does not or will not infringe Third Party patent rights. Accordingly, notwithstanding the foregoing, Merrimack shall indemnify Actavis and its Affiliates for any claim for which it is judicially determined that the Licensed Technology has been misappropriated in breach of such representation and warranty.

ARTICLE 8

CONFIDENTIALITY AND PUBLIC DISCLOSURE

8.1 Confidentiality. Each Party will treat as confidential the Confidential Information of the other Party, and will take all necessary precautions to assure the confidentiality of such information. Each Party agrees to return to the other Party or destroy upon the expiration or termination of this Agreement all Confidential Information acquired from such other Party, except as to such information it may be required to retain under Applicable Law, and except for one (1) copy of such information to be retained by such Party’s legal department and except for copies of laboratory books which Merrimack will require to keep for audits and inspections. Until such time as the expiration or termination of this Agreement and a period of [**] years thereafter, neither Party shall, without the other Party’s express prior written consent, use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each Party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this Agreement. The obligations of confidentiality shall not apply to information that the receiving Party is required by law or regulation or a court of competent jurisdiction, to disclose; provided, however, that the receiving Party shall so notify the disclosing Party of its intent (so as to provide the disclosing Party a reasonable opportunity to seek relief from such required disclosure) and cooperate with the disclosing Party on reasonable measures to protect the confidentiality of the Confidential Information.

8.2 Public Disclosure. Attached as Exhibit F is a form of joint press release that the Parties have agreed to issue promptly following the Effective Date. Following such initial press release, except for such disclosure as is deemed necessary, in the reasonable judgment of a Party, to comply with Applicable Laws, including under disclosure requirements of applicable securities regulations or stock exchange rules, no public announcement, news release, statement, publication or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed.

ARTICLE 9

GENERAL REPRESENTATIONS AND WARRANTIES

9.1 By Each Party. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a) Corporate Existence. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b) Authorization and Enforcement of Obligations. Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c) Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with its performance of this Agreement have been obtained.

(d) No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Laws and (b) do not conflict with, or constitute a default under, any material contractual obligation of such Party.

9.2 By Merrimack. Merrimack warrants that (a) the Bulk Product shall be developed materially in accordance with the Development Plan, (b) it is the lawful owner or licensee of the Licensed Technology, (c) no equipment, supplies, facility, funds or trade secret information of any Third Party (unless Merrimack has obtained sufficient rights thereto) have been or will be used by Merrimack in carrying out the duties Merrimack contemplated by this Agreement, (d) no Third Party shall have any claim on or interest in the Bulk Product, and (e) to the best of Merrimack’s knowledge as of the Effective Date, Merrimack’s manufacture and supply of Bulk Product in accordance with this Agreement will not infringe any Third Party intellectual property rights; provided that Merrimack disclaims all other representations and warranties, whether express or implied, that the Licensed Technology or any Product does not infringe Third Party patent rights.

9.3 By Actavis. Actavis warrants that (a) the Finished Product shall be developed in accordance with the Development Plan and (b) no equipment, supplies, facility, funds or trade secret information of any Third Party (unless Actavis has obtained sufficient rights thereto) have been or will be used by Actavis in carrying out the duties of Actavis contemplated by this Agreement.

ARTICLE 10

INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

10.1 By Actavis. Actavis agrees to defend, indemnify and hold Merrimack and its directors, officers, employees, representatives and agents harmless from and against any and all costs, losses, liability and expenses (including reasonable attorney’s fees) (“Losses”) resulting from claims made by any Third Party to the extent relating to or arising out of (a) Actavis’ Development Activities or performance of its obligations under this Agreement, (b) the development, manufacture, marketing, distribution or sale of Products by Actavis, including Third Party claims that the development, manufacture, marketing, distribution or sale of Products infringes any Third Party patent rights and Third Party claims based on personal injury, death or property damage arising from the development, manufacture, marketing, distribution or sale of any Product, (c) a breach of any obligation, covenant, warranty or representation by Actavis contained in this Agreement, or (d) any negligent or intentionally wrongful act or omission of Actavis or its directors, officers, employees, representatives or agents, in each case except to the extent to, or for matters for, which Merrimack would be required to indemnify Actavis under Section 10.2 below.

10.2 By Merrimack. Merrimack agrees to defend, indemnify and hold Actavis and its directors, officers, employees, representatives and agents harmless from and against any and all Losses resulting from claims made by any Third Party to the extent relating to or arising out of (a) Merrimack’s Development Activities or performance of its obligations under this Agreement, (b) any claim that the Licensed Technology constitutes a misappropriation of any intellectual property or proprietary rights of any Third Party; provided that Merrimack does not defend, indemnify or hold Actavis or its directors, officers, employees, representatives or agents harmless from claims that Products infringe Third Party patent rights, (c) a breach of any obligation, covenant, warranty or representation by Merrimack contained in this Agreement, or (d) any negligent or intentionally wrongful act or omission of Merrimack or its directors, officers, employees, representatives or agents, in each case except to the extent to, or for matters for, which Actavis would be required to indemnify Merrimack under Section 10.1 above.

10.3 Procedures for Control of Third Party Claims. The Party entitled to make a claim for indemnification under this Article 10 shall be referred to as the “Indemnified Party” and the Party required to indemnify such claim shall be referred to as the “Indemnifying Party.” In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand, made by any Third Party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within [**] days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, upon notice to the Indemnified Party, to assume the defense thereof; provided that (i) the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, but the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Whether or not the Indemnifying Party defends or prosecutes any Third Party Claim, the Parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees or any other Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld. The Indemnifying Party shall be entitled to settle a Third Party Claim so long as such settlement does not impose any obligation or burden (including loss of goodwill) on the Indemnified Party. For the avoidance of doubt, an agreement by the Indemnifying Party to a Product launch date as part of a settlement to a Third Party Claim does not impose an obligation or burden on the Indemnified Party.

10.4 Insurance. For the Term and for a period of [**] years thereafter, each Party agrees to obtain and maintain comprehensive general liability insurance, including Products Liability, Bodily Injury and Property Damage Insurance with a combined single limit of not less than $[**] per occurrence and in the aggregate annually; provided, however, that Actavis can satisfy such insurance requirements through a self-insurance program. The Merrimack insurance shall name Actavis as an additional insured, and Merrimack shall have its insurance carrier or carriers furnish to Actavis certificates that all insurance required under this Agreement is in force, such certificates to indicate any deductible and/or self-insured retention and the effective expiration dates of the policies, and such certificates to stipulate that Actavis shall be given [**] days written notice of cancellation or non-renewal of the policy.

10.5 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO A BREACH OF ARTICLE 8, A PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY AND/OR PROPRIETARY RIGHTS AND THIRD PARTY CLAIMS SUBJECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING FOR LOST PROFITS, OR LOSS OF OPPORTUNITY OR USE OF ANY KIND SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall become effective on the Effective Date. Unless sooner terminated in accordance with this Agreement, the term of this Agreement shall expire with respect to each Product, ten (10) years after Actavis’ first sale of the applicable Product in the Territory (the “Initial Term”), and shall automatically renew for additional two (2) year periods (each a “Renewal Term”) unless notice not to renew is delivered at least eighteen (18) months prior to the end of the then current term (the Initial Term and the Renewal Terms collectively are herein referred to as the “Term”).

11.2 Termination for Breach. Either Party may terminate this Agreement with written notice to the other Party at any time during the term of this Agreement if the other Party is in material breach of any term of this Agreement, and has not cured such breach within [**] days after written notice requesting cure of the breach, except that in the case of a Supply Deficiency that does not result from Force Majeure, Merrimack shall have [**] days after written notice to cure such breach.

11.3 Termination for Insolvency or Bankruptcy. This Agreement may be terminated prior to the expiration of its Term upon written notice by either Party: (i) in the event that the other Party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the U.S. Bankruptcy Code (or foreign equivalent), as now or hereafter in effect (the “Bankruptcy Code”), (4) file a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other Party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of sixty (60) days; or an order for relief against the other Party hereto shall be entered in an involuntary case under the Bankruptcy Code.

11.4 Termination for Convenience. Actavis may terminate this Agreement, on ninety (90) days’ written notice to Merrimack, in the event (i) it reasonably determines that the further development or sale of the Product has become technically or commercially non-viable, (ii) any Intellectual Property of any Third Party is infringed, misappropriated or otherwise violated by the manufacture, import, use, sale or distribution of the Product, and such rights are not violated by the sale of other Competing Products, (iii) it reasonably determines that there is an unacceptable risk from a product liability perspective, and such risks are not present in other Competing Products, or (iv) any regulatory authority in the Territory requires the cessation of or a material change in the Product.

11.5 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, the Parties shall have the following rights and remedies:

(a) In the event Actavis terminates this Agreement pursuant to Section 11.4 or Merrimack terminates this Agreement pursuant to Section 11.2 or 11.3, Actavis shall (i) reimburse Merrimack for all Development Activities conducted after the Effective Date that were completed or are in progress as of the date of Actavis’ notice of such termination, in accordance with the prorated part of the Development Activities performed up to the date of Actavis’ notice of termination, including any FTE Costs and Out-of-Pocket Expenses incurred in the conduct of such Development Activities, to the extent such amount exceeds the amount previously paid to Merrimack pursuant to Section 2.2(ii), (ii) at Merrimack’s request, transfer to Merrimack all regulatory filings, correspondence, documentation, data and safety databases for Products and all contracts between Actavis and Third Party fill and finish manufacturers of Finished Product, and (iii) grant to Merrimack a fully paid-up, non-royalty-bearing, perpetual, non-exclusive license, with the right to grant sublicenses, under any patents and other intellectual property owned or controlled by Actavis and necessary or useful for the development, manufacture, use, offer for sale, sale or importation of Products in the Territory.

(b) In the event this Agreement expires or terminates for any reason, all of Actavis’ rights and license in and to the Licensed Technology shall terminate.

(c) In the event (i) this Agreement expires or terminates due to an election by Actavis pursuant to Section 11.1 not to renew or Merrimack terminates this Agreement pursuant to Section 11.2 or 11.3, then the restrictions on Actavis and its Affiliates in Section 2.6 shall be extended to survive for a period of [**] years after such expiration or termination or (ii) this Agreement expires or terminates due to an election by Merrimack pursuant to Section 11.1 not to renew or Actavis terminates this Agreement pursuant to Section 11.2 or 11.3, then the restrictions on Merrimack and its Affiliates in Section 2.6 shall be extended to survive for a period of [**] years after such expiration or termination, but in either event such restrictions shall not apply to any Additional Products.

(d) Articles 6 and 10 and Sections 4.9, 4.10, 7.4, 8.1, 11.5, 12.4, 12.6, 12.8, 12.9, 12.10 and 12.12 shall survive expiration or termination of this Agreement. In addition, unless otherwise expressly set forth herein, no expiration or termination of this Agreement shall have any effect on any other obligation or representation and warranty under this Agreement arising prior to such expiration or termination.

ARTICLE 12

MISCELLANEOUS

12.1 Independent Supplier Status. It is expressly agreed and understood that Merrimack, including its employees and/or subcontractors, is performing services under this Agreement as an independent supplier for Actavis and neither Merrimack nor any of its employees or subcontractors is an employee or agent of Actavis. All liability to the persons actually providing services under this Agreement or related to the providing of such services, to Merrimack, including but not limited to payment of wages or other compensation, withholding of taxes and similar charges related to such wages or other compensation, and worker’s compensation, shall be the sole responsibility of Merrimack.

12.2 Expenses. Except as otherwise expressly provided herein, each Party to this Agreement shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

12.3 Amendment; Modification. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.4 Waiver. No provision of this Agreement shall be waived by any act, omission, course of dealing or knowledge of a Party or its agents except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

12.5 Force Majeure. Except as to payments required under this Agreement, if any default or delay occurs which prevents or materially impairs a Party’s performance and is due to a cause beyond the Party’s reasonable control, and provided that the default or delay is not caused by or the fault of such Party (“Force Majeure”), including but not limited to a shortage of materials, an act of God, flood, fire, explosion, earthquake, casualty, accident, war, revolution, civil commotion, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, the affected Party shall promptly notify the Party in writing of such cause and shall exercise Commercially Reasonable Efforts to resume performance under this Agreement as soon as possible. Neither Party will be liable to the other Party for any loss or damage due to such cause, and the Term will not be extended thereby. Neither Party may terminate this Agreement because of such default or delay except upon thirty (30) days’ prior written notice to the other Party if the default or delay has existed for five (5) months and is continuing at the end of the thirty (30) day notice period.

12.6 Notices. All notices to be given hereunder shall be in writing, shall be effective when received, and shall be delivered personally, by facsimile or other electronic transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, also effective only upon receipt thereof):

Notices to Actavis:	with a copy to:

Watson Laboratories, Inc.	Actavis, Inc.
Morris Corporate Center III	Morris Corporate Center III
400 Interpace Parkway, Bldg. A	400 Interpace Parkway, Bldg. A
Parsippany, New Jersey 07054	Parsippany, New Jersey 07054
Attention: VP Business Development	Attention: General Counsel

Notices to Merrimack:	with a copy to:

Merrimack Pharmaceuticals, Inc.	Merrimack Pharmaceuticals, Inc.
One Kendall Square, Suite B7201	One Kendall Square, Suite B7201
Cambridge, Massachusetts 02139	Cambridge, Massachusetts 02139
Attention: President, Merrimack Healthcare Solutions	Attention: General Counsel

12.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign any of its rights, liabilities or obligations hereunder without the prior written consent of the other Party and any assignment without such consent shall be void. Notwithstanding anything to the contrary in this Section, either Party may assign all or certain of its rights, liabilities and obligations hereunder without the consent of the other Party to any of its Affiliates or in connection with a sale of all or substantially all of any Product or the business to which this Agreement relates; it being understood that Actavis currently intends to conduct the non-U.S. aspects of this Agreement through its Affiliate, Actavis Group PTC ehf.

12.8 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

12.9 Complete Agreement. This Agreement, together with all Exhibits attached hereto, contains the complete agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

12.10 Governing Law. The laws (without regard to the conflicts of law provisions) of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be considered one and the same instrument.

12.12 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or unenforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement is executed as of the dates written below.

WATSON LABORATORIES INC.		MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Sigurdur O. Olafsson	By:	/s/ Robert J. Mulroy

Name:	Sigurdur O. Olafsson	Name:	Robert J. Mulroy

Title:	President, Actavis Pharma	Title:	President + CEO

Date:	Nov. 25, 2013	Date:	November 25, 2013

EXHIBIT A

DEVELOPMENT PLAN / RESPONSIBILITIES MATRIX

Merrimack will be responsible to use commercially reasonable efforts to complete all activities related to the development of the Bulk Product and certain activities related to the Finished Product, as identified below or in the Responsibility Matrix. Merrimack’s responsibilities will include:

[**]

Actavis will be responsible to use commercially reasonable efforts to complete all activities for the manufacture of the Finished Product and certain activities related to the development of the Finished Product, as identified below or in the Responsibility Matrix. Actavis responsibilities, some or all of which may be performed by a CMO, will include:

[**]

Notwithstanding the foregoing, Actavis may request that Merrimack perform [**].

Merrimack will supply Bulk Product to Actavis for the purpose of ex-U.S. development, regulatory and commercialization activities. Other than providing data and support for Actavis’ ex-U.S. activities on a to be agreed upon basis, Merrimack shall have no other responsibilities outside the United States. Actavis shall be responsible for any and all clinical development, regulatory, Finished Product manufacturing and commercial activities outside the United States, and all related costs.

Responsibilities Matrix

Activity	Actavis	Merrimack
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

*	For “Assist” activities, the Party will bear its own costs (subject, in the case of Merrimack, to reimbursement as and to the extent set forth in Section 2.2(ii)).
**	If the Parties agree this will be a Delegated Activity, Merrimack will assume primary responsibility and will charge Actavis the Additional Costs incurred in performing such activity.
***	Each Party shall have primary responsibility to address deficiencies related to their earlier activities.
****	With any costs from outside vendors (e.g., Althea) being paid directly by Actavis or handled as an Additional Cost.
*****	Merrimack shall be solely responsible for the clinical study budget for the agreed upon clinical protocol, provided the total cost is not more than [**]% of the cost of the current clinical protocol. If the Parties agree to move ahead with a revised protocol that exceeds such amount, the Parties shall share the costs above such [**]% amount in the same proportion as they will share Net Profits (i.e., [**]% Actavis / [**]% Merrimack). The Party incurring such costs shall invoice the other Party for the other Party’s share of that cost, and the other Party shall pay such invoices within [**] days after its receipt of that invoice.

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EXHIBIT B

INITIAL FTE RATES

Additional Product Program (excluding Section 2.3(e)): $[**]

Regulatory Affairs: $[**]

Quality Assurance: $[**]

Quality Control: $[**]

Manufacturing: $[**]

EXHIBIT C

MILESTONE PAYMENTS

Actavis shall make Milestone Payments to Merrimack in accordance with the following:

•	USD $2,000,000 upon the Parties’ agreement on the U.S. clinical protocol and clinical program (which, notwithstanding Section 2.2, shall be payable within [**] days);

[**].

EXHIBIT D

COMMERCIAL SUPPLY PRICE

Assuming a production level of approximately [**] of Bulk Product per year, the Commercial Supply Price is estimated to be between $[**] and $[**] per gram.

Commercial Supply Price is comprised of:

•	Direct Costs

[**]

•	Allocated Overhead, which shall not include (a) costs and charges related to or occasioned by unused manufacturing capacity; (b) the manufacture of other products at such Party’s facilities; (c) amortization of property, plant or equipment not specifically related to manufacturing of Product; and (d) any allocation of general corporate overhead

[**]

Facility and QC lab overhead allocated based on number of weeks used for manufacture of Bulk Product over [**] weeks.

EXHIBIT E

BULK PRODUCT SPECIFICATIONS

Test	Method Reference	Specification*
Quality
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Strength
[**]	[**]	[**]
[**]	[**]	[**]
Purity
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
Identity
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

*	Or as otherwise agreed by the Parties.

EXHIBIT F

INITIAL PRESS RELEASE

Merrimack and Actavis Announce Nanotechnology Collaboration

Leverages Merrimack’s Nanotechnology Platform and Expertise to Develop Specialty Pharmaceuticals

CAMBRIDGE, MASS. and DUBLIN—(Globe Newswire)—[Date], 2013—Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK), a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer, and Actavis plc, a global, integrated specialty pharmaceutical company, today announced that the companies have entered into a collaboration agreement. Under the agreement, Merrimack will utilize its proprietary nanoliposomal technology platform to develop and manufacture various pharmaceutical products for Actavis to commercialize around the world.

“This opportunity further validates Merrimack’s nanoliposomal technology platform, which we have used to develop MM-398 and MM-302, as well as other preclinical programs,” stated [Name, Title] at Merrimack. “Under this collaboration, we are able to advance the development of our commercial infrastructure and utilize our manufacturing capacity to generate upside revenue opportunities to help fund our core R&D programs. Actavis is a dynamic company with significant expertise marketing specialty products around the globe, and we think they will be a great partner.”

Under the terms of the agreement, Merrimack is eligible to receive up to $15.5 million, including $2.0 million upfront and the remainder in committed near-term funding and development, regulatory and commercial milestone payments related to the first product to come out of the collaboration. In addition, Merrimack will receive a double-digit share of profits on future global sales of any commercialized products derived from the collaboration. Merrimack will be responsible for manufacturing bulk product at its Cambridge, Mass. nanoliposomal manufacturing facility.

“We are pleased to enter this agreement with Merrimack and take advantage of their expertise in nanoliposomal development and manufacturing capabilities,” stated Sigurdur O. Olafsson, President of Actavis Pharma. “We are excited to be working with them and their technology and believe that together we can help meet the needs of patients around the world.”

About Merrimack

Merrimack is a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer. Merrimack applies its systems biology-based approach to biomedical research throughout the research and development process. Merrimack currently has six oncology therapeutics in clinical development.

About Actavis

Actavis plc (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Dublin, Ireland and U.S. administrative headquarters in Parsippany, New Jersey, USA.

Actavis Pharma markets generic, branded generic, legacy brands and Over-the-Counter (OTC) products in more than 60 countries. Actavis Specialty Brands is a global branded specialty pharmaceutical business focused principally in the Urology and Women’s Health therapeutic categories, as well as Gastroenterology and Dermatology. Actavis Specialty Brands also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ Web site at http://www.actavis.com.

Forward-looking statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.

Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “hope” and similar expressions. In this press release, Merrimack’s forward-looking statements include statements about the ability to develop and manufacture products under the collaboration and the receipt of profit share, milestone and other payments under the agreement. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics and other matters that could affect the availability or commercial potential of Merrimack’s drug candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 8, 2013 and other reports Merrimack files with the SEC.

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Statements contained in this press release that refer to non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing information as of the date of this release. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors, risks and uncertainties affecting Actavis’ business. These factors include, among others; the difficulty of predicting the timing and outcome of the pending patent litigation; the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any; the impact of competitive products and pricing; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Actavis’ and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the SEC, including but not limited to Actavis, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 (as revised pursuant to Actavis, Inc.’s Current Report on Form 8-K dated as of June 17, 2013, which was filed with the SEC on June 18, 2013) and Quarterly Reports on Form 10-Q for the periods ended March 31, 2013, June 30, 2013 and September 30, 2013, and Actavis plc’s Quarterly Report on Form 10-Q for the period ended September 30, 2013. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements. Statements in this press release attributed to Merrimack Pharmaceuticals, Inc. or its representatives reflect the views of Merrimack Pharmaceuticals, Inc. alone and should not be considered or construed as statements of Actavis plc.

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